Crystal Rock Holdings, Inc. Announces Financial Results for Periods Ended April 30, 2012

WATERTOWN, CT -- (Marketwire - June 14, 2012) - Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) announced its financial results for the three and six month periods ended April 30, 2012. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the three months ended April 30, 2012, the Company's second fiscal quarter, were $17.6 million, essentially the same as the comparable quarter of 2011. Gross profit decreased 3%, for the second quarter 2012 to $8.8 million from $9.1 million in the same quarter a year earlier. Gross profit as a percentage of sales for the second quarter decreased to 50% in 2012 from 51% in 2011. Income from operations in the three months ended April 30, 2012 was $731,000, a $423,000 decrease from $1,154,000 in the same period of 2011. Net income for the quarter ended April 30, 2012 was $95,000 compared to net income of $365,000 in the quarter ended April 30, 2011.

Total sales for the six months ending April 30, 2012 were $34.8 million, the same as the corresponding period in 2011. For the six months ended April 30, 2012, gross profit decreased $431,000, or 2%, to $17.4 million from $17.9 million for the comparable period in 2011. As a percentage of sales, gross profit decreased to 50% in the first half of 2012 from 51% in the first half of 2011. Income from operations decreased $571,000, or 33%, to $1.2 million for the first six months of 2012 from $1.8 million for the same period in 2011. Net income was $41,000 for the six months ended April 30, 2012 compared to $366,000 for the comparable period last year.

"We are encouraged by progress and second quarter growth in the water and office product categories; this was offset by a decrease in k-cup and complementary product sales -- resulting in sales similar to a year ago," said Peter Baker, C.E.O. of Crystal Rock Holdings, Inc. "As our sales and marketing department continues to develop and implement a stronger revenue pipeline by leveraging an investment in personnel and information technology, we continue to brace against an uncertain economic climate and aggressive market behaviors. These variables have contributed to lower profitability for the quarter and year to date, while priming us for long term growth and stability."

Crystal Rock Holdings, Inc. (NYSE Amex: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)," Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                         (Unaudited)         (Unaudited)
                                      Six Months Ended:  Three Months Ended:
                                     ------------------- -------------------
                                     April 30, April 30, April 30, April 30,
                                        2012      2011      2012      2011
                                     --------- --------- --------- ---------
(000's $)

Sales                                $  34,795 $  34,788 $  17,561 $  17,658

Income from operations               $   1,159 $   1,730 $     731 $   1,154

Net Income                           $      41 $     366 $      95 $     365

Basic net earnings per share         $    0.00 $    0.02 $    0.00 $    0.02
Diluted net earnings per share       $    0.00 $    0.02 $    0.00 $    0.02

Basic Wgt. Avg. Shares Out. (000's)     21,389    21,389    21,389    21,389
Diluted Wgt Avg. Shares Out. (000's)    21,389    21,389    21,389    21,389

Note: This press release contains a forward-looking statement about increasing expenditures to facilitate future growth. A significant investment of money and management time to develop personnel systems does not assure increased sales and profitability. Moreover, as a result of pricing and costs, sales growth may not result in increased profitability. We operate in a marketplace with competitors who are much larger and better capitalized than we are. System implementation may not be a success. In addition, increased personnel may not be effective. To the extent that we try to grow that business by acquisitions, as we have in the past, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2011, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics, including "Competition."

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15